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                                                                       EXHIBIT 5

                      [LETTERHEAD OF DAVIS POLK & WARDWELL]

                                                                    May 31, 2002


Verizon Wireless of the East LP
180 Washington Valley Road
Bedminster, New Jersey  07921

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York  10036

Ladies and Gentlemen:

         Verizon Wireless of the East LP, a Delaware limited partnership ("Verizon Wireless of the East") and Verizon Communications Inc., a Delaware corporation ("Verizon Communications"), are filing with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act") (i) a limited partnership interest in Verizon Wireless of the East (the "Preferred Interest") to be issued pursuant to the terms of the Transaction Agreement dated as of December 18, 2001 (as amended by an amendment dated as of April 15, 2002) among Price Communications Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc. (collectively, the "Price Corporations"), Cellco Partnership and Verizon Wireless of the East (the "Transaction Agreement") and (ii) such indeterminate number of shares of common stock of Verizon Communications Inc., par value $0.10 per share ("Verizon Shares"), as may be issued in exchange for the Preferred Interest pursuant to the Exchange Agreement dated as of December 18, 2001 among the Price Corporations, Verizon Communications, Verizon Wireless Inc., Cellco Partnership and Verizon Wireless of the East (the "Exchange Agreement").

We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that (i) the Preferred Interest (when issued, delivered and paid for in accordance with the terms of the Transaction Agreement) will be validly issued and (except as otherwise provided in the limited partnership agreement of Verizon Wireless of the East or as otherwise required by the Delaware Revised Uniform Limited Partnership Act)

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fully paid and non-assessable, and (ii) up to 35,000,000 Verizon Shares (when issued, delivered and paid for in accordance with the terms of the Exchange Agreement) will be validly issued, fully paid and non-assessable.

         The opinion expressed herein is limited to the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, in each case, as in effect on the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the reference to our name under the caption "Legal Matters" in the proxy statement/prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

                                        Very truly yours,

                                        /s/ Davis Polk & Wardwell


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